Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
Nationwide Life and Annuity Insurance Company:

We consent to the incorporation by reference in this Registration Statement on Form N-6 our reports on Nationwide VL Separate Account-G and Nationwide Life and Annuity Insurance Company and subsidiaries dated March 13, 2012 and March 23, 2012, respectively, which appear in the Registration Statement on Form N-6 (File No. 333-146650). We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information incorporated by reference into this Registration Statement.

/s/ KPMG LLP

Columbus, Ohio
February 11, 2013